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                                                                    Exhibit 99.1


GLOBAL CROSSING ANNOUNCES $1.0 BILLION
CONVERTIBLE PREFERRED STOCK OFFERING

HAMILTON, Bermuda--(BUSINESS WIRE)--Oct. 29, 1999--Global Crossing Ltd. (Nasdaq:GBLX - news) announced today that it is in the process of completing its offering of $1.0 billion aggregate liquidation preference of 6-3/8% cumulative convertible preferred stock. The preferred stock will be convertible into common stock of Global Crossing based upon a conversion price of $45.00 per share. The preferred stock is expected to be issued on November 5, 1999. Global Crossing has granted to the initial purchasers of the preferred stock an over-allotment option to purchase an additional $150 million aggregate liquidation preference of the preferred stock.

The net proceeds from the offering, anticipated to be $970 million assuming no exercise of the over-allotment option, will be used by Global Crossing primarily to fund further investments in fiber optic cable and telecommunications systems and equipment, through both construction and acquisition, and for general corporate purchases. The preferred stock has not been registered under the Securities Act of 1933, as amended, and will be offered and sold pursuant to Rule 144A under that Act.


Contact:

Global Crossing Ltd.
Jensen Chow, 310/385-5283 (Investors)
jchow@globalcrossing.com
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or

Tom Goff, 310/385-5231 (Media)
tgoff@globalcrossing.com
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or

Sard Verbinnen & Co.
George Sard/Heather Reeves, 212/687-8080 (Media) hreeves@sardverb.com
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